EXHIBIT 99

FOR IMMEDIATE RELEASE Wednesday, June 22, 2005	MEDIA CONTACT:	C. Michael Zabel (716) 842-5385

	INVESTOR CONTACT:	Donald J. MacLeod (716) 842-5138

M&T BANK CORPORATION NAMES SADLER PRESIDENT AND CEO,
WILMERS REMAINS CHAIRMAN

BUFFALO, NY -— M&T Bank Corporation (NYSE:MTB)(“M&T”) announced today that Robert E. Sadler, Jr. has been appointed President and Chief Executive Officer of M&T and Chief Executive Officer of M&T Bank, M&T’s principal banking subsidiary. Robert G. Wilmers remains Chairman of M&T, and becomes Chairman of M&T Bank.

These evolutionary changes, approved yesterday by M&T’s Board of Directors, become effective immediately. Mr. Wilmers, age 71, has served as M&T’s Chairman, President and CEO since 1983. Mr. Sadler, age 60, has been Chairman of M&T Bank since 2003, and was President from 1996 to 2003.

“When Bob Sadler and I first started working together, M&T was a $2 billion bank in Buffalo. Today, after working side-by-side for almost 22 years, M&T is one of the twenty largest banks in the country, with more than $50 billion in assets, more than 650 branches in six states and the District of Columbia and more than 13,000 employees,” Mr. Wilmers said.

“The successes we have achieved together are based upon our shared commitment to creating shareholder value, to community banking, to conservative and consistent lending standards and to a disciplined acquisition strategy. I am confident that the principles, values and vision that have guided us through the last 22 years together will continue to guide Bob Sadler and the rest of our colleagues at M&T well into the future,” continued Mr. Wilmers.

“I am honored to succeed Bob Wilmers as M&T’s President and CEO. Bob is one of the most successful and most respected CEOs in the industry – in any industry for that matter. We will continue to work closely in our new roles,” said Mr. Sadler.

“In all of the most important ways, M&T will continue to be the same in the future as it is today – a fine investment for our shareholders; a great place to work for our employees; one of the best providers of financial products, services and advice to our customers; and one of the strongest supporters of the communities we serve – in keeping with the vision that Bob Wilmers and I have shared for the past 22 years,” Mr. Sadler concluded.

M&T is headquartered in Buffalo, NY.

#####